Exhibit 99.1

Natrol Acquires Medical Research Institute

Accretive Transaction Expands Sports-Nutrition Presence

CHATSWORTH, Calif.—(BUSINESS WIRE)—Natrol, Inc. (Nasdaq:NTOL - News), a leading manufacturer and marketer of nationally branded nutritional products, announced that it has acquired Medical Research Institute (MRI). MRI, founded in 1997, supplies high-quality sports nutrition products, such as CE2®, NO2®, Pro-Nos(TM) and Anabolic Switch(TM), which are primarily designed to enhance work-out performance. The MRI brand carries a premier position in the sports nutrition market. The brand identity is underpinned by a reputation for innovative science. Notably, MRI was the first company to launch nitric oxide based products in the sports nutrition market. MRI’s products are primarily distributed through GNC.

The acquisition provides for an initial purchase price of $8.0 million in cash, and allows for potential earn-out payments based upon the achievement of certain levels of EBIT (earnings before interest and taxes) over the next three years. The Company noted that, at present, MRI has working capital of approximately $8.6 million including cash of approximately $4.0 million and no debt. In 2006, MRI recorded revenue of approximately $21.4 million with operating income of $3.1 million. It is expected that the transaction will be immediately accretive. In the last 7 months, MRI has launched a range of new leading edge products to the market.

Wayne Bos, Natrol’s President and CEO, commented, “We are extremely excited about this opportunity as we continue in our quest to become a diversified supplier of nutritional supplements. MRI has unique intellectual property and an excellent, but somewhat underdeveloped strategic position in this market. We believe that we can help grow the business by improving manufacturing and logistics capabilities, expanding into new geographic markets, and extending the MRI product lines.”

Ed Byrd, the founder and principal shareholder of MRI, has a track record in building highly successful businesses in the sports nutrition market and was a founder of EAS, one of the most successful sports nutrition companies. Mr. Byrd will continue to serve as MRI’s Chairman and Head of Research and Development. He commented, “We believe that the combination of MRI and Natrol will prove to be formidable. Our strong existing product mix and ongoing R&D effort will complement Natrol well and we believe that their well-developed operating infrastructure and developing global distribution capabilities will enhance our ability to grow. We are pleased to join their team and make our combined vision a reality.”

Mr. Bos concluded, “We are pleased to have quickly identified and executed such a strong transaction with the capital we unlocked through the recent sale and leaseback of our corporate facilities. This acquisition will help accelerate our corporate development plan by creating scale, synergies, and new avenues for growth. We are especially excited to deepen an already talented management team, to continue to expand our portfolio of intellectual property, and to significantly reinforce our commitment to and capability for research and development. We believe this deal marks the onset of a new phase of our turnaround and are excited to demonstrate our capabilities to our investors.”

About Natrol - Nourishing the Potential of Mind and Body(SM)

Natrol, Inc. (Nasdaq: NTOL - News), headquartered in Chatsworth, CA, has a portfolio of health and wellness brands representing quality nutritional supplements, functional herbal teas, and sports nutrition products. Established in 1980, Natrol’s portfolio of brands includes: Natrol®, Prolab®,

Laci Le Beau®, Promensil®, Trinovin®, Nu Hair® and Shen Min®. The company also manufactures supplements for its own brands and on behalf of third parties.

Natrol distributes products nationally through more than 54,000 retailers, as well as internationally in over 40 other countries through distribution partners and subsidiaries in the UK and Hong Kong. Natrol’s dedication to quality is evidenced by its commitment to high manufacturing standards, earning the company an “A” rating from the Natural Products Association’s Good Manufacturing Practices (“GMP”) Certification Program—a designation achieved by less than ten percent of U.S. nutrition companies. For more information, visit www.Natrol.com.

The statements made in this press release which are not historical facts, including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation: (i) our ability to develop and execute our business plans, (ii) our ability to respond to competitive challenges and changing consumer preferences, (iii) our ability to consummate and integrate acquisitions, (iv) increased competition, (v) unfavorable publicity about dietary supplements in general or regarding our products or similar products sold by others, (vi) our exposure to product liability claims, our dependence upon certain large customers, and (vii) our ability to retain and attract talented management and other key employees, as well as those factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, and in our other filings with the Securities and Exchange Commission.

Contact:

Natrol, Inc.

Wayne Bos, 818-739-6000

or

ICR (Investor Relations)

James Palczynski, 203-682-8200